EXHIBIT 10.12


                        EMPLOYMENT AGREEMENT


            AGREEMENT (this "Agreement") dated as of February 7,
  1997, by and between DEVON ENERGY CORPORATION, an Oklahoma corporation (the "Company"), and DUKE R. LIGON (the
  "Executive").


                       W I T N E S S E T H :


       WHEREAS, the Company wishes to secure the services of the Executive pursuant to the terms and conditions hereof and in order to induce the Executive to enter into this Agreement and to secure the benefits that accrue from his performance hereunder, the Company is willing to undertake the obligations set forth herein; and

       WHEREAS, the Executive is desirous of securing such employment and is willing to accept the terms and conditions of this Agreement set forth herein.

       NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

       1. Position and Duties. The Executive shall serve as General Counsel and Vice President of the Company, or such higher office to which he may be elected. The Executive's responsibilities, duties and authorities during the Term of Employment (as hereinafter defined) shall be those commonly associated with such position, together with such other duties consistent therewith and herewith as may be assigned to the Executive by the President and Chief Executive Officer of the Company (the "President"). The Executive shall report, during the Term of Employment, to the President. The Executive's services hereunder shall be performed at the Company's principal headquarters located in Oklahoma City, Oklahoma, except for travel reasonably required to perform such services. During the Term of Employment, the Executive shall devote substantially all of his business time and efforts during the Company's normal business hours to the performance of his duties and responsibilities on behalf of the Company in accordance with this Agreement, except for vacations, holidays and sickness.

       2. Term. (a) Term of Employment. The Executive's term of employment under this Agreement shall commence on February 17, 1997, and shall continue through February 17, 1999 (the "Initial Term of Employment"). The Executive's term of employment hereunder shall automatically renew for one two


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  (2)-year term (the "Renewal Term") immediately following the
  Initial Term of Employment, beginning on February 17, 1999. The Initial Term of Employment together with the Renewal Term are referred to in this Agreement as the "Term of Employment."

            (b) Termination of Employment.  The Term of
  Employment shall be terminated: (i) upon the Executive's death, in which case Section 4.2 hereof shall apply; (ii) upon the Company's discharge of the Executive for "Cause" (as hereinafter defined) by giving the Executive a "Notice of Termination" (as hereinafter defined), or at the option of the Executive for other than "Good Reason" (as hereinafter defined), in accordance with Section 5 hereof; (iii) at the option of the Company in the event of the Executive's disability, by giving the Executive a Notice of Termination, and otherwise in accordance with Section 4.3 hereof; or (iv) at the option of the Company, for reasons other than Cause or such death or disability, or of the Executive for Good Reason, by giving the other party a Notice of Termination, in which case Section 4.1 hereof shall apply. Any termination of the Term of Employment by the Company (other than by reason of the Executive's death) or by the Executive for Good Reason shall be communicated to the other party by a written Notice of Termination, as defined in the Severance Agreement entered into between the Executive and the Company, dated February __, 1997 (the "Severance Agreement"), and attached hereto as
  Exhibit 1.

       3.   Compensation and Benefits

       3.1 Base Salary. The Company shall pay the Executive a base salary during the Term of Employment at the annual rate of two hundred thousand dollars ($200,000) ("Base Salary"), in accordance with the usual payroll practices of the Company. The President may increase the Base Salary (and Base Salary hereunder shall include all such increased amounts), but in no event shall the Base Salary in effect at a particular time be reduced without the prior written consent of the Executive.

       3.2 Incentive Compensation. For each calendar year of the Term of Employment, the Executive shall be entitled to receive an annual or periodic performance-based cash bonus on terms and conditions applicable to cash bonuses provided by the Company to its other senior executive officers (which shall include other Vice Presidents of the Company, but not the President) (herein, the "Bonus"). The Executive shall be entitled to participate in any other compensation plans or arrangements (including, without limitation, any stock option or other stock-related plans) offered to other senior executive officers of the Company from time to time, on terms applicable to such officers.

       3.3 Stock Options. The Executive shall be eligible to participate in the Company's 1993 Stock Option Plan (and any successor or similar plan thereto; hereinafter, the "Option
  Plan"), and the Company shall, as soon as practicable


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  following the date hereof, grant the Executive a non-qualified option to purchase at least 30,000 shares of the Company's
  $.10 par value common stock (the "Common Stock") for no more than the fair market value, as determined in accordance with the Stock Plan, of such shares on the date the option is granted. Such stock option granted hereunder shall vest and become exercisable as to one-third of the total number of shares of Common Stock subject thereto on the first anniversary of the date of grant of such option, and shall vest and become exercisable as to one-third of such total number of shares on each of the second and third anniversaries of such grant date, respectively. Each stock option granted to the Executive under the Option Plan in 1997 and thereafter shall, in any event, have terms (including, without limitation, relating to vesting and exercisability) no less favorable than such terms applicable to stock options granted under the Option Plan to the Company's other senior executive officers in any particular year.

       3.4 Other Benefits. (a) Employee Benefit Plans. The Executive shall be entitled to participate, during the Term of Employment, in all employee pension, retirement, savings, deferred compensation, welfare, insurance and other benefit and fringe benefit plans, programs and arrangements provided
  by the Company to its employees and               senior
  executive officers, from time to time, according to the terms and provisions of such plans, programs and arrangements, but in no event on terms and conditions less favorable than those generally applicable to the Company's other senior executive officers (herein, the "Employee Plans"). The Executive shall receive those perquisites and other personal benefits made available to the Company's other senior executive officers generally from time to time.

            (b) Supplemental Retirement Plan. The Executive shall be entitled to participate, during the Term of Employment, in the Company's nonqualified deferred compensation plan, provided to selected key management and highly compensated employees of the Company, on terms and conditions of participation at least as favorable as those accorded the Company's other senior executive officers (herein, the "Supplemental Plan").

            (c) Vacations and Holidays. The Executive shall be entitled to that number of days of annual paid vacation each year as the Company makes available generally to its senior executive officers, as well as such paid holiday and leave time and sick leave benefits as the Company shall provide generally to its senior executive officers.

            (d) Expenses and Services. The Company shall pay or reimburse the Executive for all business, travel, entertainment and other expenses he incurs in the performance of his duties and responsibilities hereunder, upon the Executive furnishing appropriate documentation therefor.



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            (e) Temporary Housing and Relocation Expenses.  The
  Company shall pay or reimburse the Executive for (i) reasonable lodging and incidental expenses incurred by him and his family until the Executive has sold his principal residence, or six (6) months after the date hereof, if earlier, and (ii) the expenses he incurs in moving and relocating himself and his family, household and personal effects to the Oklahoma City, Oklahoma, area.

            (f) Indemnification. The Company shall indemnify the Executive consistent with the Company's prior practice.

       4.   Termination of Employment For Reasons Other Than
            Cause, or For Good Reason


       4.1 Termination Not For Cause, or For Good Reason. (a) In general. If (i) the Company terminates the Executive's employment hereunder, and such termination of employment is not (A) for Cause, (B) by reason of the Executive's death or disability (pursuant to Section 4.2 or 4.3 hereof) or (C) within twenty-four (24) months of the Change of Control Date or twelve (12) months following the Acquisition Date (each as defined in the Severance Agreement); or (ii) the Executive terminates his employment for Good Reason, and such termination of employment by the Executive is not within either of the time periods specified in Section 4.1(a)(i)(C) above, the Company will pay to the Executive, no later than ten (10) days following the date on which the Notice of Termination is given, a cash lump-sum payment equal to the total of: (1) any earned but unpaid Base Salary as of the date the Notice of Termination is given and (2) his Base Salary (at the rate in effect immediately prior to the date on which the Notice of Termination is given) otherwise payable hereunder for the remaining Initial Term of Employment or Renewal Term, if the Notice of Termination is given during the Initial Term of Employment or the Renewal Term, respectively. The Executive shall also be entitled to receive the amount of his Bonus for the year within which the Notice of Termination is given, payable in accordance with terms at least as favorable as those which would apply to the Executive had he remained continuously employed by the Company through the end of any applicable performance period, but nevertheless calculated as a pro-rata portion thereof through the date the Notice of Termination is given. Any termination of the Executive's employment with the Company occurring within the time period specified in Section 4.1(a)(i)(C) above shall be subject to and in accordance with the terms and conditions of the Severance Agreement.

            (b) Good Reason. For purposes of this Agreement, "Good Reason" shall have the meaning given such term in the Severance Agreement; however, Section 1(c)(iii) of the Severance Agreement shall, for this purpose, be read as referring to Section 7(a) hereof, and, in addition, "Good Reason" for purposes hereof shall also include the occurrence


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  of any of the following:  (1) any reduction by the Company of the Executive's Base Salary; (2) any purported termination of the Executive's employment hereunder by the Company (other than by reason of his death) that is not effected by a Notice of Termination in accordance with this Agreement; (3) the Executive is not granted the stock options in accordance with
  Section 3.3 hereof; or (4) any material breach by the Company of any provision of this Agreement, including the Severance Agreement.

       4.2 Death. The Term of Employment shall end upon the Executive's death. The Company shall purchase insurance on the life of the Executive with death benefits of $350,000, naming such beneficiary as the Executive may designate.

       4.3 Disability. The Company may terminate the Executive's employment hereunder by reason his disability in accordance with this Section 4.3. For purposes of this Agreement, the Executive's employment hereunder shall have been terminated by reason of his disability if (a) as a result of the Executive's incapacity due to physical or mental illness, in the reasonable good faith judgment of the Board of Directors of the Company (the "Board"), the Executive shall have been unable to substantially perform his duties under this Agreement for a period of not less than ninety (90) days and (b) the Company shall give the Executive a Notice of Termination specifying such termination of employment by reason of disability and (c) the Executive does not resume substantially all of his duties hereunder before the expiration of thirty (30) days following the date the Executive receives such Notice of Termination. Upon termination of the Executive's employment pursuant to this
  Section 4.3, the Executive shall receive, as soon as practicable (but in no event later than twenty (20) days) after the expiration of the thirty-day period referred to in clause (c) above (his "Disability Termination Date") a cash lump-sum payment equal to the total of: (i) any earned but unpaid Base Salary as of his Disability Termination Date and
  (ii) his Base Salary (at the rate in effect immediately prior to date the Notice of Termination is given) otherwise payable hereunder for the remaining Initial Term of Employment or Renewal Term, if the Notice of Termination is given during the Initial Term of Employment or Renewal Term, respectively.

       5. Termination For Cause, or For Other Than Good Reason. In the event the Company, in accordance with this Agreement, terminates the Executive's employment hereunder for Cause (as defined in the Severance Agreement), or the Executive terminates his employment hereunder for reasons other than Good Reason, the Executive shall receive any earned but unpaid Base Salary through the date on which the copy of the duly adopted resolution of the Board finding the matters referred to in Section 3(b)(2) of the Severance Agreement is delivered to the Executive in accordance therewith, or the date as of which the Executive terminates his employment hereunder for reasons other than Good Reason.


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       6.   Arbitration.  The Company and the Executive agree
  that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the termination of this Agreement or the termination of the Executive's employment hereunder that is not amicably resolved by mutual negotiations shall be finally settled by binding arbitration proceedings initiated by either party in accordance with the rules of the American Arbitration Association and that the results of such proceedings shall be conclusive on both parties and shall not be subject to judicial review. Judgment on the award rendered by the arbitrator or a majority of the panel of arbitrators may be entered in any court having jurisdiction thereover, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

       7. Successors and Binding Effect. (a) Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place, and this Agreement shall inure to the benefit of and shall be binding upon any such successor, subject to the other terms and conditions hereof. If the Company fails to obtain such assumption and agreement prior to the effectiveness of any such succession, this Agreement shall nevertheless continue to determine the Executive's rights and entitlement to receive the compensation, remuneration and benefits provided for or referred to herein. As used in this Agreement, "Company" shall mean the Company, as hereinabove defined, and any successor to the Company and/or its business and/or assets, as described in the first sentence of this Section 7(a).

            (b) Assignment. This Agreement is personal in nature and, except as provided in Section 7(a) hereof, neither of the parties to this Agreement shall, without the prior written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person; provided, however, that nothing herein shall preclude the Executive's beneficiary, legatee or devisee or the legal representative of the Executive or his estate from receiving any amount or benefit that may be payable or provided to or in respect of the Executive hereunder following his death or legal incompetency.

       8. Notices. Any notices required or permitted to be given hereunder shall be in writing, signed, and shall be deemed to be given when delivered personally or sent by certified or registered mail or reputable overnight courier, postage prepaid, addressed to the party concerned at the address indicated below (or to such other address as either party hereto may from time to time in writing specify in the



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  manner set forth above to the other party, and which is
  actually received by such other party):

       If to the Company:
            20 North Broadway, Suite 1500
            Oklahoma City, Oklahoma 73102-8260
            Attention:  President and Chief Executive Officer


       If to the Executive:
            4606 North 32nd Street
            Arlington, Virginia 22207

       9. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Notwithstanding any other provision of this Agreement to the contrary, in the event the Executive's employment hereunder is terminated by the Company or the Executive for any reason or no reason, the Company shall pay or provide to or on behalf of the Executive such rights and benefits of participation to which the Executive is entitled, following such termination of the Executive's employment, under the Employee Plans in which the Executive is a participant immediately prior to the date on which the Notice of Termination is given (or the Executive's employment hereunder otherwise terminates) and the Supplemental Plan, in accordance with the terms and provisions of such plans.

       10. Miscellaneous. This Agreement, including the Severance Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings between the parties hereto concerning such subject matter. No modification or discharge of this Agreement shall be valid unless made in writing and executed by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed to constitute a waiver of any such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated a waiver, and signed by the party against whom its enforcement is sought, and shall not be deemed to constitute a waiver of such provision at any other time, nor of any other provision hereof. This Agreement has been executed and delivered in the State of Oklahoma and shall be governed and construed in accordance with the laws of such State, without reference to the principles of conflict of laws. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.



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       IN WITNESS WHEREOF, the parties hereto have executed this
  Agreement as of the date first set forth above.

                                DEVON ENERGY CORPORATION


  Dated:_________________            By_________________________
                                  Name:
                                  Title:


                                DUKE R. LIGON


  Dated:_________________       ____________________________






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